Exhibit 10.8

July 28, 2016

Hugh O’Dowd

Re:          Employment by Neon Therapeutics, Inc.

Dear Hugh:

On behalf of Neon Therapeutics, Inc. (“Neon Therapeutics,” or the “Company”), I am pleased to confirm our offer to employ you as President and Chief Executive Officer. This letter sets forth the terms and conditions of your employment.

1.     Position; Duties. In the role of President and Chief Executive Officer, you will report to and take direction from the Company’s board of directors (the “Board”). You will also serve on the Board. Subject to the Board’s discretion, it is expected that your duties will include:

•                  Oversee and integrate all company activities to ensure the Company meets its research, development, and business milestones by focusing on value creation for our founders, employees, partners, investors and most importantly, making a difference in patients’ lives

•                  Work with the Board and senior management to develop and communicate a compelling vision, strategic direction and company business plan; continually evaluate alternative strategies; identify competitive issues; capitalize on the product engine and develop and implement operating plans to achieve objectives

•                  Build a robust organization by ensuring that qualified research & development and business talent are recruited hired and retained. Work with the Board and the senior management team to manage uncertainty while maintaining an entrepreneurial environment; manage performance of team by providing feedback, teaching and development opportunities

•                  Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s culture and mission

•                  Build and maintain a “Group Genius” environment for our founders, employees, advisors, key opinion leaders, partners and investors where everyone expresses their ideas and opinions and where we ultimately integrate these ideas to achieve the best plans and solutions for our patients

2.     Start Date. Your effective date of hire as a regular employee will be October 1, 2016, or sooner if agreed to by you and the Company. For purposes of this letter your actual first day of employment shall be referred to as the “Start Date”.

3.     Salary, Annual Bonus and Additional Bonus. Your base salary will be paid at the rate of $425,000 per year, payable monthly in accordance with the Company’s normal pay schedule. You will be eligible to receive a 2016 year-end incentive bonus, targeted at 40% of your base salary based upon achievement of all corporate and personal goals, as determined by the Board in its discretion. You will be eligible to receive a bonus payment at, above, or below the 40% target depending on the level at which you achieve objectives. Your target bonus for 2016 will be prorated based on your Start Date. You must be employed on the date on which the bonus is paid in order to earn any part of it.

You will be eligible to participate each year in any annual bonus plan adopted by the Company, and the Company shall adopt and implement such a plan, if reasonable in light of financial, business and other circumstances and factors.

In addition, you will be eligible for an Additional Bonus of $150,000 payable upon the closing of a transaction (either an equity financing or strategic partnership) that generates significant committed (i.e. not contingent upon milestones, etc.) capital for the Company, as determined by the Board in its sole discretion.

4.     Relocation. As part of your relocation, we will coordinate a house hunting trip to Massachusetts for you and your spouse and we will arrange for you to meet with a preferred realtor. You will be reimbursed for the reasonable costs of such trip provided that the Company has pre-approved in writing such expenses.

Additionally, the Company will provide you with temporary housing for the first three months of your employment with the Company. The cost of such temporary housing shall not exceed $15,000.

The Company will provide you with a relocation bonus in the form of a sign-on bonus of $200,000 (the “Relocation Bonus”). The Relocation Bonus will be paid during your first month of employment and will be subject to customary deductions and withholdings. Should you voluntarily leave the Company (other than for death or disability or a Good Reason resignation as defined below) or are terminated for Cause, within 12 months after receiving the Relocation Bonus, you will be expected to repay such bonus within 5 days of the date of termination.

5.     Benefits. As a full time employee, you may participate in any employee benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Current benefits include participation in a company sponsored health care plan, dental plan, short term disability insurance, long term disability insurance, 401k plan, 15 days of paid vacation and parking benefit. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies in its sole discretion.

6.     Equity Grant. Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 3,802,375 shares of the Company’s common stock (the “Option”). In lieu of the option you may elect to purchase all, or a portion, of the shares as restricted stock at fair market value subject to vesting. The Option will be granted as soon as practicable following the Start Date. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement (the “Equity Documents”). These options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/36th of the remaining shares will vest on a monthly basis thereafter. In addition you will be granted, as soon as practicable following the Start Date, an option to purchase 200,125 shares of the Company’s common stock that will vest upon the closing of a strategic partnership that generates significant committed (i.e. not contingent upon milestones, etc.) non-dilutive capital, as determined in the sole discretion of the Board.

Neon Therapeutics acknowledges that you currently reside in the United Kingdom and that you desire to accept this job as a full time position in Massachusetts. Your normal place of work will be at the location of Neon Therapeutics, Inc. currently in Cambridge, MA.

7.     Termination of Employment. It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, other than as provided below.

a.   Termination by the Company for Cause. The Company may terminate your employment for “Cause” (as defined in Section 9(e) below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than (i) your earned compensation through your date of separation; (ii) reimbursement for any business expenses incurred by you but not yet paid to you as of the date your employment terminates; and (iii) any amounts accrued and payable under the terms of the Company’s benefit plans (together, the “Accrued Obligations”).

b.   Termination by you without Good Reason. .You may terminate your employment voluntarily other than for “Good Reason” (as defined in Section 9(d) below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than the Accrued Obligations.

c.   Termination by the Company without Cause. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause, then, subject to you entering into and complying with a separation agreement and general release in the form provided by the Company, you will be entitled to the Accrued Obligations, and severance pay in an amount equal to: (i) twelve (12) months of your then base salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding, (ii) payment for twelve (12) months of monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code (the “Code”), the Patient

Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act.(collectively, the “Severance Benefits”).

d.   Termination by You For Good Reason. You may terminate your employment for Good Reason (as defined in Section 9(f) below). In the event you terminate your employment for Good Reason, in addition to the Accrued Obligations, you will be entitled to the Severance Benefits, in accordance with and subject to the provisions of Section 9(c).

e.       Definition of “Cause. ” For purposes of this letter agreement, “Cause” means your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in material harm to the Company; or (v) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

f.    Definition of Good Reason. For purposes of this letter agreement, “Good Reason” means, in the context of your resignation from your employment position with the Company, a resignation that occurs within thirty (30) days following: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a material reduction in your compensation or a material reduction in your benefits, except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; (iii) a material breach of this letter by the Company that has not been cured within ten (10) days after written notice thereof by you to the Company; or (iv) a failure by the Company to obtain the assumption of this letter by any successor to the Company.

g.   409A Matters. The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986 , as amended (the “Code”), or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Section 9(g), in the case that the Company becomes a publicly traded company and you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of the death of the Executive) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded. Each payment pursuant to this letter agreement (including each installment of the severance payments described above) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). If any payments or benefits under Section 9.c., above, constitute “non-qualified deferred compensation” under Section 409A of the Code, and the period to execute the Release described in such section commences in one calendar year and ends in another calendar year, then regardless of when the Release is returned to the Company and becomes effective, the Release Effective Date will not be deemed to occur until such later calendar year. All in-kind benefits provided and expenses eligible for reimbursement under this letter shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

i.    Change of Control. In the event that, within either the twelve (12) month period that immediately follows, or the 30 day period immediately prior to, a Change in Control (as defined below), your employment with the Company is terminated: (i) by the Company without Cause, or (iii) as a result of your resignation for Good Reason, then 100% of your then unvested equity and/or options to purchase shares of the Company’s Common Stock (“Equity Awards”) shall accelerate and become fully vested. In addition, if, in connection with a Change in Control, an Equity Award will not be assumed or continued by the successor or acquiror entity in such Change in Control or substituted for a similar award of the successor or acquiror entity and will therefore terminate, then, you will become vested with respect to any then unvested portion of any applicable Equity Award, effective immediately prior to, but subject to the consummation of such Change in Control. As used herein, “Change in Control” shall mean the (i) the sale of the Company in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors in their sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party, or reorganization required to effect an initial public offering, be deemed a “Change in Control” for purposes of this letter.

8.     Restrictive Covenants. Enclosed for your review is an “Employee Confidentiality, Noncompetition and Assignment Agreement” (the “Restrictive Covenant Agreement”). This offer of employment is conditioned on you agreement to the terms of the Restrictive Covenant Agreement. You will be expected to sign the Agreement before you report for work.

You represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

9.     Immigration Requirement. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

10.  General. This letter agreement and the Restrictive Covenant Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter to me at crobinson@thirdrockventures.com. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Cary G. Pfeffer, M.D.

Cary G. Pfeffer, M.D.

Interim President & Chief Executive Officer

Neon Therapeutics, Inc.

Accepted and greed:

/s/ Hugh O’Dowd
Hugh O’Dowd

7.29.16

Date